Exhibit 99.1

Arcturus Therapeutics Announces Redomiciliation to the United States as a Delaware Corporation

June 13, 2019

SAN DIEGO, June 13, 2019 (GLOBE NEWSWIRE) - Arcturus Therapeutics Holdings Inc. (NASDAQ: ARCT) (the “Company”), a leading messenger RNA medicines company focused on the discovery, development and commercialization of therapeutics for rare diseases, today announced that it has obtained approval from the Israeli Court to complete the redomiciliation process to the United States as a Delaware corporation, which was approved by the Company’s shareholders on May 17, 2019 (99.7% votes in favor).

“We are pleased to have re-established our corporation in the United States, where our headquarters, operations and most of our shareholders are located,” said Joseph Payne, President & CEO of Arcturus Therapeutics. “This action will streamline our corporate structure, increase efficiency and provide corporate flexibility that puts us in the best position to manage our business and create long-term shareholder value.”

All issued ordinary shares and options to purchase ordinary shares in the capital of Arcturus Therapeutics Ltd. have been exchanged on a one-for-one basis for shares of common stock and options to purchase shares of common stock, respectively of Arcturus Therapeutics Holdings Inc. The shares will continue to trade on the Nasdaq Stock Market under the symbol “ARCT.” No action is required by shareholders.

About Arcturus Therapeutics Holdings Inc.

Founded in 2013 and based in San Diego, California, Arcturus Therapeutics Holdings Inc. (NASDAQ: ARCT) is an RNA medicines company with enabling technologies - UNA Oligomer chemistry and LUNAR® lipid-mediated delivery. Arcturus’ diverse pipeline of RNA therapeutics includes programs pursuing rare diseases, Hepatitis B, non-alcoholic steatohepatitis (NASH), cystic fibrosis, and vaccines. Arcturus’ versatile RNA therapeutics platforms can be applied toward multiple types of RNA medicines including small interfering RNA, messenger RNA, replicon RNA, antisense RNA, microRNA and gene editing therapeutics. Arcturus owns LUNAR lipid-mediated delivery and Unlocked Nucleomonomer Agent (UNA) technology including UNA Oligomers, which are covered by its extensive patent portfolio (152 patents and patent applications, issued in the U.S., Europe, Japan, China and other countries). Arcturus’ proprietary UNA technology can be used to target individual genes in the human genome, as well as viral genes, and other species for therapeutic purposes. Arcturus’ commitment to the development of novel RNA therapeutics has led to partnerships with Janssen Pharmaceuticals, Inc., part of the Janssen Pharmaceutical Companies of Johnson & Johnson, Ultragenyx Pharmaceutical, Inc., Takeda Pharmaceutical Company Limited, Synthetic Genomics Inc. and the Cystic Fibrosis Foundation. For more information, visit www.Arcturusrx.com, the content of which is not incorporated herein by reference.

Contact

Neda Safarzadeh

Arcturus Therapeutics

(858) 900-2682

IR@ArcturusRx.com

Arcturus Investor Contacts

Michael Wood

LifeSci Advisors LLC

(646) 597-6983

mwood@lifesciadvisors.com

Source: Arcturus Therapeutics, Inc.